Exhibit 99.2

February 6, 2008

To: Shareholders, Employees and Friends

Hudson Highland Group 2007

Fourth Quarter and Full-Year Financial Results

Market Observations

The questions on the minds of most investors are: (1) Are we seeing signs of an economic slowdown in any of our regional operations? (2) What is the risk of a recession and how would it impact Hudson Highland Group?

The investment community understands the cyclical nature of the recruitment industry. However, past experience shows that recessionary conditions do not sweep evenly across the world in timing or severity. Investors frequently express frustration with global businesses because it is difficult to get all of the cylinders firing at the same time. Conversely, all markets do not decline at the same rate or time. Economic forecasts of the IMF (International Monetary Fund) and OECD (Organisation for Economic Co-operation and Development) are showing slowing growth rates for 2008 in virtually every country in the developed world. As I will discuss below, the question is how slow and where rather than “if.”

At Hudson Highland Group, we benefit from a geographically diverse business, which helps to minimize the impact of local economic volatility in any one of our regions, and deep specialization, which offers some protection from cyclical forces. In addition, it is important to understand the strength of our brand and the depth of our specialization in some key markets. In Australia/New Zealand, Singapore, China and Belgium, for example, Hudson is the leading brand in the mid-market recruitment sector. For Balance in the Netherlands, North America Legal and our UK IT/Banking unit, we are recognized as a leading specialist competitor. I will refer to these themes as I discuss each of the regional operations.

Virtually all of our EBITDA in 2007 was generated from our international operations, which helped to sustain fourth quarter and 2007 full-year results. In many regions, we are experiencing a slowdown in permanent recruitment among commercial banks and other types of financial institutions. This is not surprising given the recent large write-off headlines and loan problems plaguing many of the market participants in this sector. As we will discuss in more detail later, in most instances, the negative influence of this sector is being offset or mitigated by strength in other sectors.

I will attempt to describe the initial trends in January to give you some indication of the most recent data. January is a difficult month to use as a benchmark for the quarter due to a number of seasonal factors.

We experienced little or no evidence of a slowdown in our Asia Pacific (APAC) business in 2007. Of particular importance in this region is Australia, our largest unit there, which generated 65 percent of APAC’s gross margin in 2007. The Australian economy is driven by the natural resource demand of China, which continued to be strong through the end of 2007. In the fourth quarter, results in the Asia sub-region, consisting of Hong Kong, Singapore, China and Japan, also showed strength over the prior year. Our Japanese unit struggled in 2007, which we attribute both to an internal reorganization and to a possible slowing local economy. However, strength in the other markets of Asia offset the weakness in Japan.

The only market in the APAC region that clearly demonstrated slowing economic growth was New Zealand. Despite this challenging environment, our unit achieved a solid performance in 2007. The economies in APAC, excluding Japan, are projected to continue to grow strongly in 2008, although at reduced rates, as the Asian economies de-couple from the United States. While the United States is an important export destination for many of these economies, the consensus is that it would take a more severe recession than anticipated in the US to further slow the growth in this region. Australia’s economy is forecasted to grow at 3.6 percent in 2008, down from 4.5 percent in 2007 but still at a healthy rate. Economic growth forecasts for Asia in 2008 range broadly from 4.7 percent in Singapore to 10 percent in China. Initial reports from our operations in the region in January are not indicating any change in trends or expectations.

In Continental Europe, the fourth quarter provided a solid close to a strong year. Our largest markets – the Netherlands, Belgium and France (which accounted for 90 percent of EBITDA in 2007 in that geography) – achieved excellent growth in gross margin and in EBITDA in the fourth quarter and 2007. We also had strong results in Spain and Sweden. In the Netherlands and Belgium, we have a strong public sector emphasis, which can have a negative impact on our performance during certain periods of the economic cycle due to lower margins, but can also be viewed as a positive under the present circumstances. In addition, our strong Talent Management business in continental Europe (30 percent of gross margin in 2007) has historically had a positive impact on our performance in a slowing economy. Economic growth in the Euro zone (including the UK) for 2008 is projected to slow to 1.8 percent from 2.7 percent in 2007. Initial reports from our operations in January indicate results were stable compared with prior year.

The UK is the international market where we are most cautious. In the fourth quarter, we experienced some impact from economic slowdown, particularly in the banking sector. Like the United States, the UK has also experienced a marked slowdown in housing, a liquidity squeeze and a significant impact from the sub-prime fall out. As we mentioned in our third quarter announcement, we have considerable exposure in this market to banking and IT (approximately 24 percent of gross margin in 2007), the sectors that are most exposed to the cyclical impact of a slowing economy. However, other practice groups continued to perform well. Initial reports in January from our UK operation indicated a decline against prior year.

In North America, product diversification is proving to be a benefit. In our specialty units - Financial Solutions, Legal and IT - we experienced little change in terms of demand trend in the fourth quarter, either in contracting or permanent placement. Our more generalist permanent businesses struggled in the fourth quarter, some of which was partially attributable to the economy and partially to internal Hudson issues. Initial reports in January are not indicating any trend change in contracting, with numbers exceeding prior year in both revenue and gross margin. Permanent recruitment in North America is a small part of our total business (20 percent of gross margin in the fourth quarter of 2007). Initial reports in January are that permanent recruitment continued to run behind prior year but flat sequentially, with no slowdown in order inflow.

Our overall outlook for 2008 is for consolidated EBITDA to increase from 2007 as we expect increases in Asia Pacific, North America (against a weak comparison), Continental Europe and declining expenses. Our biggest concern is the course of the economies in the US and the UK. We believe our product diversification can help cushion the impact of an economic slowdown in those two markets. Nevertheless, we are monitoring results closely and deferring major expenses and initiatives to preserve our flexibility.

Recent Events

Sale of Netherlands Reintegration Business

On December 20, 2007, the company announced it had completed the sale of its Dutch reintegration subsidiary, Hudson Human Capital Solutions B.V. to Workx! Holding B.V. The company recorded a gain on the sale of approximately $5.0 million, including $7.4 million in accumulated foreign currency translation gains. As of December 1, 2007, the business was considered a discontinued operation.

Sale of North America Energy and Engineering Business

On February 4, 2008, the company announced that it had completed the asset sale of its Energy and Engineering staffing businesses to System One Holdings LLC. The company received as consideration approximately $11.0 million in cash at closing, subject to post-closing adjustment; a five-year $5 million note; and a warrant exercisable for 10 percent of the equity of System One. Hudson Highland Group also has the right to receive an additional $600,000 in cash upon resolution of certain liabilities. The company will treat the business as a discontinued operation effective December 31, 2007.

The Energy and Engineering business, while profitable, consists primarily of high-volume managed staffing work. It is a great model, but not one that fits strategically with the future of Hudson North America. As System One, these teams will have greater control of their own destiny. In addition, the business will be continuing on under Troy Gregory, former chairman of Hudson Legal in North America, who has the track record and experience to build a successful company. The Hudson Legal business remains in the capable hands of Marc Zamsky and his management team, who have been leading the day-to-day operations of that business throughout 2007.

North America Leadership

I have been serving as the interim CEO of North America since February 2007. I have used that time to better understand the dynamics of the market and each of our practices. I have also had the opportunity to better understand the capabilities of our managers within the North America business units. We are lucky to have a number of very capable individuals within North America, and I believe that they will lead the company to success. Many members of this leadership team are new in their responsibilities, and I did not feel that any of them were ready at this time to take on expanded responsibilities inherent in the North America CEO role. I have decided that we should seek a full time North America CEO from outside the company and we have engaged Spencer Stuart on this assignment.

Share Repurchase Program

The company announced on February 4, 2008 that its board of directors authorized the repurchase of up to $15 million of the company’s common stock. The company intends to make purchases from time to time as market conditions warrant. We believe this action reflects our confidence in the long-term value of the company.

Regional Review

Hudson Americas

Overall revenue declined 8 percent, with gross margin dollars decreasing 14 percent in the fourth quarter compared with the fourth quarter of 2006. Temporary contracting gross margin percentage increased to 26.2 percent, up from 25.8 percent a year ago.

The gross margin decline was driven in part by a 35 percent decline in permanent recruitment from the fourth quarter of 2006. In temporary contracting, gross margin increased 10 percent in Legal, was flat in IT and declined 4 percent in Financial Solutions against prior year.

Hudson Americas reported adjusted EBITDA of $1.2 million in the fourth quarter, down $1.1 million from prior year. The group reported EBITDA was $1.3 million, down from $1.7 million in the fourth quarter of 2006.

Hudson Europe

Hudson Europe revenue increased 1 percent in the fourth quarter, with gross margin and EBITDA growth of 11 percent and 110 percent, respectively. Adjusted EBITDA for the quarter increased 38 percent, representing 9.1 percent of revenue, up from 6.7 percent in fourth quarter 2006. In constant currency, revenue declined 7 percent while gross margin rose 2 percent.

Growth in gross margin dollars for the quarter was driven by overall strength in continental Europe, with a 22 percent increase in permanent placement in constant currency. This solid performance was offset by weakness in the UK, with a decline in gross margin of 11 percent in constant currency, resulting from weakness in both temporary contracting and permanent placement margin dollars. Talent Management showed strong growth in both the UK and continental Europe. Temporary contracting gross margin in Europe increased to 21.1 percent from 19.6 percent.

Hudson Europe earned $10.5 million in adjusted EBITDA, or 9.1 percent of revenue, compared with $7.6 million, or 6.7 percent of revenue a year ago. EBITDA totaled $9.7 million in the fourth quarter compared with $4.6 million a year ago.

Hudson Asia Pacific

Hudson Asia Pacific revenue increased 10 percent, gross margin increased 23 percent, adjusted EBITDA increased 19 percent and EBITDA increased 30 percent in the fourth quarter of 2007. In constant currency, revenue decreased 4 percent while gross margin increased 10 percent, adjusted EBITDA increased 8 percent and EBITDA increased 18 percent. The strong gross margin growth was driven by permanent recruitment strength in Asia as well as Australia/New Zealand. The strategic focus on higher-margin temporary contracting work paid off as margins increased to 17.7 percent, up from 16.1 percent a year ago. In Asia, gross margin increased 31 percent from prior year in constant currency on growth in China, Hong Kong and Singapore, while Japan was below prior year.

Hudson Asia Pacific generated $8.7 million in adjusted EBITDA, or 8.2 percent of revenue, compared with $7.4 million, or 7.5 percent of revenue a year ago. EBITDA totaled $8.8 million in the fourth quarter compared with $6.7 million a year ago.

Corporate

Corporate expenses were higher in the fourth quarter of 2007 compared with prior year primarily due to unusually low compensation costs in the fourth quarter of 2006.

Guidance

The company currently expects first quarter 2008 revenue of $285 - $300 million at prevailing exchange rates and adjusted EBITDA of $2 - $5 million, excluding the impact of any restructuring, acquisitions or divestitures. This compares with revenue of $288.1 million and adjusted EBITDA of $4.5 million in the first quarter of 2007.

During 2008, the company intends to streamline its support operations to match its narrowed focus on specialization. Although the company has not committed to take any such actions, the company expects to have $5 - $7 million of restructuring actions through this year, including $1 - $3 million in the first quarter.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility; and the company’s ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended December 31, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$68,482	$115,203	$106,799	$—	$290,484

Gross margin	$21,041	$60,386	$48,557	$—	$129,984

Adjusted EBITDA (2)	$1,207	$10,512	$8,736	$(6,982)	$13,473
Acquisition-related expenses	—	837	—	—	837
Business reorganization (recoverie6s)	(118)	—	(34)	(124)	(276)
Merger and integration expenses	2	—	—	6	8

EBITDA (2)	1,323	9,675	8,770	(6,864)	12,904
Depreciation and amortization	1,069	1,381	1,037	45	3,532

Operating income (loss)	$254	$8,294	$7,733	$(6,909)	$9,372

For the Three Months Ended December 31, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$74,295	$114,603	$97,523	$—	$286,421

Gross margin	$24,397	$54,325	$39,344	$—	$118,066

Adjusted EBITDA (2)	$2,338	$7,627	$7,358	$(5,546)	$11,777
Acquisition-related expenses	—	858	—	—	858
Business reorganization expenses	323	2,162	666	146	3,297
Merger and integration expenses (recoveries)	325	—	(38)	—	287

EBITDA (2)	1,690	4,607	6,730	(5,692)	7,335
Depreciation and amortization	2,480	1,832	879	2,926	8,117

Operating income (loss)	$(790)	$2,775	$5,851	$(8,618)	$(782)

(1)	Note – 2006 financial statements have been adjusted to reflect the sale of businesses as discontinued operations and the restatement filed on Form 8-K on February 4, 2008.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Year Ended December 31, 2007 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$291,525	$472,407	$415,143	$—	$1,179,075

Gross margin	$87,494	$239,559	$180,860	$—	$507,913

Adjusted EBITDA (2)	$(114)	$34,716	$33,428	$(26,530)	$41,500
Acquisition-related expenses	3,551	1,748	—	—	5,299
Business reorganization expenses (recoveries)	541	2,438	(15)	1,398	4,362
Merger and integration (recoveries)	(50)	—	—	(737)	(787)

EBITDA (2)	(4,156)	30,530	33,443	(27,191)	32,626
Depreciation and amortization	4,354	6,059	3,937	274	14,624

Operating income (loss)	$(8,510)	$24,471	$29,506	$(27,465)	$18,002

For the Year Ended December 31, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$306,732	$458,815	$392,327	$—	$1,157,874

Gross margin	$91,461	$208,966	$158,828	$—	$459,255

Adjusted EBITDA (2)	$(5,396)	$25,797	$30,801	$(27,701)	$23,501
Acquisition-related expenses	—	1,687	—	—	1,687
Business reorganization expenses	1,764	2,684	874	693	6,015
Merger and integration expenses (recoveries)	399	1	(38)	—	362

EBITDA (2)	(7,559)	21,425	29,965	(28,394)	15,437
Depreciation and amortization	6,343	6,871	3,171	3,418	19,803

Operating income (loss)	$(13,902)	$14,554	$26,794	$(31,812)	$(4,366)

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the sale of businesses as discontinued operations and the restatement filed on Form 8-K on February 4, 2008.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended December 31,
	2007			2006 (1)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$68,482	$(165)	$68,317	$74,295
Hudson Europe	115,203	(9,171)	106,032	114,603
Hudson Asia Pacific	106,799	(12,760)	94,039	97,523

Total	290,484	(22,096)	268,388	286,421
Direct costs:
Hudson Americas	47,441	(46)	47,395	49,898
Hudson Europe	54,817	(4,000)	50,817	60,278
Hudson Asia Pacific	58,242	(7,557)	50,685	58,179

Total	160,500	(11,603)	148,897	168,355
Gross margin:
Hudson Americas	21,041	(119)	20,922	24,397
Hudson Europe	60,386	(5,171)	55,215	54,325
Hudson Asia Pacific	48,557	(5,203)	43,354	39,344

Total	$129,984	$(10,493)	$119,491	$118,066

Selling, general and administrative (2)
Hudson Americas	$20,903	$(135)	$20,768	$24,539
Hudson Europe	52,092	(4,469)	47,623	49,388
Hudson Asia Pacific	40,858	(4,493)	36,365	32,865
Corporate	7,027	—	7,027	8,472

Total	$120,880	$(9,097)	$111,783	$115,264

(1)	Note –2006 financial statements have been adjusted to reflect the sale of business segments as discontinued operations.
(2)	Selling, general and administrative expenses include depreciation and amortization and acquisition related expenses. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

	Year Ended December 31,
	2007 (1)			2006 (1)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue
Hudson Americas	$291,525	$(239)	$291,286	$306,732
Hudson Europe	472,407	(38,382)	434,025	458,815
Hudson Asia Pacific	415,143	(40,251)	374,892	392,327

Total	1,179,075	(78,872)	1,100,203	1,157,874
Direct costs:
Hudson Americas	204,031	(61)	203,970	215,271
Hudson Europe	232,848	(18,871)	213,977	249,849
Hudson Asia Pacific	234,283	(24,405)	209,878	233,499

Total	671,162	(43,337)	627,825	698,619
Gross margin:
Hudson Americas	87,494	(178)	87,316	91,461
Hudson Europe	239,559	(19,511)	220,048	208,966
Hudson Asia Pacific	180,860	(15,846)	165,014	158,828

Total	$507,913	$(35,535)	$472,378	$459,255

Selling, general and administrative (2)
Hudson Americas	$95,513	$(198)	$95,315	$103,200
Hudson Europe	212,650	(17,386)	195,264	191,727
Hudson Asia Pacific	151,369	(13,018)	138,351	131,198
Corporate	26,804	—	26,804	31,119

Total	$486,336	$(30,602)	$455,734	$457,244

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the sale of business segments as discontinued operations.
(2)	Selling, general and administrative expenses include depreciation and amortization and acquisition related expenses. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.